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                               HEALTHSOURCE, INC.
                      1991 NON-QUALIFIED STOCK OPTION PLAN

A. PURPOSE AND SCOPE.

        The purposes of this Plan are to encourage stock ownership by key management employees of HEALTHSOURCE, INC. (herein called the "Company") and its Subsidiaries, to provide an incentive for such employees to expand and improve the profits and prosperity of the Company and its Subsidiaries, and to assist the Company and its Subsidiaries in attracting and retaining key personnel through the grant of Options to purchase shares of the Company's common stock.

B. DEFINITIONS.

        Unless otherwise required by the context:

                1. "Board" shall mean the Board of Directors of the Company.

                2. "Committee" shall mean the Stock Option Plan Committee, which is appointed by the Board, and which shall be composed of three members of the Board.

                3. "Company" shall mean Healthsource, Inc., a New Hampshire corporation.

                4. "Code" shall mean the Internal Revenue Code of 1986, as amended.

                5. "Employee" shall mean any person employed by the Company or any present or future Subsidiary of the Company.

                6. "Fair Market Value" shall mean: (i) if the Stock is listed on a national securities exchange or the NASDAQ National Market System, then the value per share shall be not less than the closing price on the date of determination of fair market value, or if there were no sales on said date, then the value shall be not less than the closing price on the date next preceding the date of determination of fair market value on which there were sales; (ii) if the stock is traded over the counter and not listed on a national securities exchange, then the value per share shall be not less than the mean between the bid and asked price on the date of determination of fair market value or, if there is no bid and asked price on said date, then on the next prior business day on which there was a bid and asked price; (iii) if the Stock is not regularly traded over

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        the counter or otherwise, then the value shall be as set by the Board based upon reasonable methods of valuation which the Board in its sole discretion shall employ based upon advice of counsel and experts as the Board shall retain to assist it in its determination, but in no event shall the Fair Market Value be less than the book value of the Stock if the Stock is not traded over the counter or otherwise.

                7. "Option" shall mean a right to purchase Stock, granted pursuant to the Plan.

                8. "Option Price" shall mean the purchase price for Stock under an Option, as determined in SECTION F below.

                9. "Participant" shall mean an employee of the Company, or of any Subsidiary of the Company, to whom an option is granted under the Plan.

                10. "Plan" shall mean this Healthsource, Inc. 1991 Non-Qualified Stock Option Plan.

                11. "Stock" shall mean the common stock of the Company, par value $.10 per share.

                12. "Subsidiary" shall mean any corporation in which the Company has an ownership interest.

C.      STOCK TO BE OPTIONED.

        Subject to the provisions of SECTION L of the Plan, the maximum number of shares of Stock that may be optioned or sold under the Plan is 400,000 shares. Such shares may be treasury, or authorized but unissued, shares of Stock of the Company.

D.      ADMINISTRATION.

        The Plan shall be administered by the Committee. All persons designated as members of the Committee shall be "disinterested persons" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934. Two members of the Committee shall constitute a quorum for the transaction of business. The Committee shall be responsible to the Board for the operation of the Plan, and shall make recommendations to the Board with respect to participation in the Plan by employees of the Company and its Subsidiaries, and with respect to the extent of that participation. The interpretation and construction of any provision of the Plan by the Committee shall be final, unless otherwise determined by the Board. The Committee shall also have the authority to provide Participants, in


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any Option granted under the Plan, the right to require the Company to repurchase options or to reacquire shares of Stock acquired through exercise of an Option, on terms which the Committee in its sole discretion shall deem necessary and appropriate. No member of the Board or the Committee shall be liable for any action or determination made in good faith.

E.      ELIGIBILITY.

        The Board, upon recommendation of the Committee, may grant Options to any key management employee (including an employee who is a director or an officer) of the Company or its Subsidiaries. No options may be granted to such a person who is also a member of the Committee. Options may be awarded by the Board at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Board, after reviewing the recommendations of the Committee, shall determine. Options granted at different times need not contain similar provisions.

F.      OPTION PRICE.

        The purchase price for Stock under each Option shall be one hundred ten percent (110%) of the fair market value of the Stock at the time the Option is granted, but in no event less than the par value of the Stock.

G.      TERMS AND CONDITIONS OF OPTIONS.

        Options granted pursuant to the Plan shall be authorized by the Board and shall be evidenced by agreements in such form as the Board, after reviewing the recommendations of the Committee, shall from time to time approve. Such agreements shall comply with and be subject to the following terms and conditions:

                1. EMPLOYMENT AGREEMENT. The Board may, in its discretion, include in any Option granted under the Plan a condition that the Participant shall agree to remain in the employ of, and to render services to, the Company or any of its Subsidiaries for a period of time (specified in the agreement) following the date the Option is granted. No such agreement shall impose upon the Company or any of its Subsidiaries, however, any obligation to employ the Participant for any period of time.

                2. TIME AND METHOD OF PAYMENT. The Option Price shall be paid in full in cash at the time an Option is exercised under the Plan. Otherwise, an exercise of any


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        Option granted under the Plan shall be invalid and of no effect.
        Promptly after the exercise of an Option and the payment of the full Option Price, the Participant shall be entitled to the issuance of a stock certificate evidencing his ownership of such Stock. A Participant shall have none of the rights of a shareholder until shares are issued to him, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

                3. NUMBER OF SHARES. Each Option shall state the total number of shares of Stock to which it pertains.

                4. OPTION PERIOD AND LIMITATIONS ON EXERCISE OF OPTIONS. The Board may, in its discretion, provide that an Option may not be exercised in whole or in part for any period or periods of time specified in the Option agreement. Except as provided in the Option agreement, an Option may be exercised in whole or in part at any time during its term. No Option may be exercised after the expiration of ten (10) years from the date it is granted. No Option may be exercised for a fractional share of Stock.

                5. CONSIDERATION. The consideration for issuance of Options by the Company shall be determined by the Board and the judgment of the Board as to the consideration and the sufficiency thereof shall be conclusive.

E.      TERMINATION OF EMPLOYMENT.

        Except as provided in Section I below, if a Participant ceases to be employed by the Company or any of its Subsidiaries, his Options shall terminate immediately; provided, however, that if a Participant's cessation of employment with the Company and its Subsidiaries is due to his retirement with the consent of the Company or any of its Subsidiaries, the Participant may, at any time within three (3) months after such cessation of employment, exercise his Options to the extent that he was entitled to exercise them on the date of cessation of employment, but in no event shall any Option be exercisable more than ten (10) years from the date it was granted. The Committee may cancel an Option during the three month period referred to in this paragraph, if the Participant engages in employment or activities contrary, in the opinion of the Committee, to the best interests of the Company or any of its Subsidiaries. The Committee shall determine in each case whether a termination of employment shall be considered a retirement with the consent of the Company or a Subsidiary, and, subject to applicable law, whether a leave of absence shall constitute a termination of employment. Any such


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determination of the Committee shall be final and conclusive, unless overruled by the Board.

I.      RIGHTS IN EVENT OF DEATH.

        If a Participant dies while employed by the Company or any of its Subsidiaries, or within three months after having retired with the consent of the Company or any of its Subsidiaries, and without having fully exercised his Options, the executors or administrators, or legatees or heirs, of his estate shall have the right to exercise such Options to the extent that such deceased Participant was entitled to exercise the Options on the date of his death; provided, however, that in no event shall the Options be exercisable more than ten (10) years from the date they were granted.

J.      NO OBLIGATION TO EXERCISE OPTION.

        The granting of an Option shall impose no obligation upon the Participant to exercise such Option.

K.      NONASSIGNABILITY.

        Options shall not be transferable other than by will or by the laws of descent and distribution, and during a Participant's lifetime shall be exercisable only by such Participant.

L.      EFFECT OF CHANGE IN STOCK SUBJECT TO THE PLAN.

        The aggregate number of shares of Stock available for Options under the Plan, the shares subject to any Option and the price per share shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Stock subsequent to the effective date of the Plan resulting from:
(i) a subdivision or consolidation of shares or any other capital adjustment;
(ii) the payment of a stock dividend; or (iii) other increase or decrease in such shares effected without receipt of consideration by the Company. If the Company shall be the surviving corporation in any merger or consolidation, any Option shall pertain, apply, and relate to the securities to which a holder of the number of shares of Stock subject to the Option would have been entitled after the merger or consolidation. Upon dissolution or liquidation of the Company, or upon a merger or consolidation in which the Company is not the surviving corporation, all Options outstanding under the Plan shall terminate; provided, however, that each Participant (and each other person entitled under Section H to exercise an Option) shall have the right, immediately prior to such dissolution or liquidation, or such merger or consolidation, to exercise such Participant's Options in whole or in part,


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but only to the extent that such Options are otherwise exercisable under the terms of the Plan.

M.      AMENDMENT AND TERMINATION.

        The Board, by resolution, may terminate, amend, or revise the Plan with respect to any shares as to which Options have not been granted. The Board may alter, suspend or discontinue the Plan except that no action of the Board may materially increase the benefits accruing to Participants under the Plan, increase (other than as provided in Section L) the maximum number of shares permitted to be optioned under the Plan, or materially modify the requirements as to eligibility for participation in the Plan, unless such action of the Board shall be subject to approval or ratification by the shareholders of the Company. Neither the Board nor the Committee may, without the consent of the holder of an Option, alter or impair any Option previously granted under the Plan, except as authorized herein. Unless sooner terminated, the Plan shall remain in effect for a period of ten (10) years from the date of the Plan's adoption by the Board. Termination of the Plan shall not affect any Option previously granted.

N.      AGREEMENT AND REPRESENTATION OF EMPLOYEE.

        As a condition to the exercise of any portion of an Option, the Company may require the person exercising such Option to represent and warrant at the time of such exercise that any shares of Stock acquired at exercise are being acquired only for investment and without any present intention to sell or distribute such stock, if, in the opinion of counsel for the Company, such a representation is required under the Securities Act of 1933 or any other applicable law, regulation, or rule or any government agency. Inability of the Company to obtain from any regulatory body or authority the approvals deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares of Stock shall relieve the Company of any liability in respect of the non-issuance or sale of such shares of Stock unless and until said approvals are obtained.

O.      RESERVATION OF SHARES OF STOCK.

        The Company, during the term of this Plan, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction any requisite authority necessary to issue and to sell, the number of shares of Stock that shall be sufficient to satisfy the requirements of this Plan.


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P.      APPROVAL BY SHAREHOLDERS.

        The Plan shall be submitted for approval or ratification by the shareholders of the Company within ninety (90) days of its adoption by the Board of Directors.

Q.      EFFECTIVE DATE OF PLAN.

        The Plan shall be effective from the date that the Plan is approved by the shareholders of the Company.



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